Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Second Quarter 2021 Financial Results

Columbia, MD. August 9, 2021. Global workforce transformation solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended June 30, 2021.
Highlights
•Revenue of $128.8 million, for the second quarter of 2021 compared to $106.1 million, for the second quarter of 2020, or an increase of 21.3%.
•Gross profit of $23.8 million, or 18.5% , for the second quarter of 2021 compared to $15.9 million, or 15.0%, for the second quarter of 2020
•Net income of $2.5 million for the second quarter of 2021 compared to a net loss of $0.6 million for the second quarter of 2020
•Earnings per share of $0.14 for the second quarter of 2021 compared to a net loss per share of $(0.04) for the second quarter of 2020
•Adjusted earnings per share of $0.33 for the second quarter of 2021 compared to an adjusted earnings per share of $0.12 for the second quarter of 2020

Revenue

Our revenue increased $22.6 million, or 21.3%, during the second quarter of 2021 compared to the second quarter of 2020. The net increase is due to a $10.1 million increase in our North America segment, a $8.2 million increase in our EMEA segment and a $4.4 million increase in our Emerging Markets segment. Excluding the effects of divestitures, and foreign currency exchange rate changes, our revenue increased $21.8 million for the second quarter of 2021 compared to the second quarter of 2020. Our revenue decreased $2.9 million during the second quarter of 2021 due to a divested revenue stream resulting from the sale of our IC Axon Division on October 1, 2020. The foreign currency exchange rate changes resulted in a $3.7 million increase in U.S. dollar reported revenue during the second quarter of 2021.

Operating income

Operating income increased $4.7 million to operating income of $3.7 million for the second quarter of 2021 compared to an operating loss of $1.0 million for the second quarter of 2020. The net increase is primarily due to a $7.9 million increase in gross profit to $23.8 million, or 18.5%, of revenue from $15.9 million, or 15.0%, of revenue primarily due to operating restructuring initiatives implemented in fiscal year 2020 that resulted in reduced costs and improved efficiencies. This increase was partially offset by a $1.3 million increase in general and administrative expenses, a $0.9 million increase in restructuring charges, a $0.7 million increase in sales and marketing expenses and a $0.4 million loss on the sale of a business in the United Kingdom in the second quarter of 2021.

Net income (loss)

Net income was $2.5 million, or $0.14 per share, for the second quarter of 2021 compared to a net loss of $0.6 million, or $(0.04) per share, for the second quarter of 2020. After accounting for special items, which are set forth in the Non-GAAP Reconciliation - Adjusted EPS below, Adjusted EPS was $0.33 and $0.12 for the first quarter of 2021 and 2020, respectively.

Investor Call
As previously announced, on July 15, 2021, GP Strategies entered into a definitive agreement to be acquired by Learning Technologies Group plc, a public limited company incorporated in England and Wales. Subject to customary closing conditions, the transaction is expected to close in the fourth calendar quarter of 2021.

Due to the pending acquisition, GP Strategies will not host an earnings conference call with respect to its second quarter fiscal 2021 financial results.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted Earnings per Diluted Share (Adjusted EPS), and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA and Adjusted EPS to the most comparable U.S. GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global workforce transformation solutions provider of training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, automotive, financial services, technology, and other commercial and government customers.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including statements about the anticipated effects of the COVID-19 pandemic and related events on our business and results of operations. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project, including the impact of the COVID-19 pandemic and related events that are beyond our control and risks related to the Agreement and Plan of Merger with Learning Technologies Group plc, a public limited company incorporated in England and Wales (“LTG”), Learning Technologies Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of LTG (“US Holdco”), and Gravity Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of US Holdco, and the related merger. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2021	2020	2021	2020

Revenue	$128,782	$106,144	$243,333	$234,425
Cost of revenue	104,954	90,247	198,064	200,914
Gross profit	23,828	15,897	45,269	33,511
General and administrative expenses	15,442	14,180	30,278	31,464
Sales and marketing expenses	2,562	1,857	5,030	3,696
Restructuring charges	1,763	855	2,462	855
Loss on change in fair value of contingent consideration	—	—	269	—
Gain (loss) on sale of business	(377)	—	(377)	1,064
Operating income (loss)	3,684	(995)	6,853	(1,440)
Interest expense	197	607	378	1,585
Other expense	196	189	1,019	689
Income (loss) before income tax expense (benefit)	3,291	(1,791)	5,456	(3,714)
Income tax expense (benefit)	812	(1,185)	1,253	(1,814)
Net income (loss)	$2,479	$(606)	4,203	(1,900)

Basic weighted average shares outstanding	17,453	17,144	17,389	17,113
Diluted weighted average shares outstanding	18,321	17,207	18,237	17,162

Per common share data:
Basic earnings (loss) per share	$0.14	$(0.04)	$0.24	$(0.11)
Diluted earnings (loss) per share	$0.14	$(0.04)	$0.23	$(0.11)

Other data:
Adjusted EBITDA(1)	$11,100	$5,984	$20,294	$9,408
Adjusted EPS (1)	$0.33	$0.12	$0.58	$0.09

(1)The terms Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. For a reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP equivalent, see the Non-GAAP Reconciliations, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2021	2020	2021	2020
Revenue by segment (2):
North America	$82,999	$72,913	$155,328	$157,849
Europe Middle East Africa	31,831	23,680	61,804	55,578
Emerging Markets	13,952	9,551	26,201	20,998
Total revenue	$128,782	$106,144	$243,333	$234,425

Gross profit by segment (2):
North America	$16,676	$13,527	$31,169	$26,585
Europe Middle East Africa	4,993	1,393	10,043	5,169
Emerging Markets	2,159	977	4,057	1,757
Total gross profit	$23,828	$15,897	$45,269	$33,511

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$(3,935)	$22,918	$(3,371)	$32,765
Capital expenditures	(554)	(579)	(1,009)	(1,046)
Free cash in (out) flow	$(4,489)	$22,339	$(4,380)	$31,719

(2) Effective July 1, 2020, we began managing our business under a new organizational structure on a regional basis through our three geographic markets, North America, EMEA (Europe Middle East Africa) and Emerging Markets. Effective January 1, 2021 as a result of change in management, we transferred one of our businesses from our North America segment to our EMEA segment. In addition, we realigned some of our business between our OPS and TPS solutions to more accurately align with their focus industries. We have reclassified the segment financial information herein for the prior year periods to reflect the changes in our segment reporting and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (3)
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2021	2020	2021	2020
Net income (loss)	$2,479	$(606)	$4,203	$(1,900)
Interest expense	197	607	378	1,585
Income tax expense (benefit)	812	(1,185)	1,253	(1,814)
Depreciation and amortization	1,487	2,077	2,959	4,254
EBITDA	4,975	893	8,793	2,125
Adjustments:
Non-cash stock compensation expense	1,620	1,536	3,287	2,792
Restructuring charges	1,763	855	2,462	855
Severance expense	585	2,354	1,124	2,565
Loss on change in fair value of contingent consideration	—	—	269	—
Foreign currency transaction losses	372	346	1,621	842
Legal acquisition/divestiture and transaction costs	1,408	—	2,258	1,038
Impairment of operating lease right-of-use asset	—	—	103	255
Loss (gain) on sale of business	377	—	377	(1,064)
Adjusted EBITDA	$11,100	$5,984	$20,294	$9,408

(3)Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income, interest expense, income tax expense (benefit), depreciation and amortization, non-cash stock compensation expense, and other unusual or infrequently occurring items. For the periods presented, these other items are restructuring charges, severance expense, loss on change in fair value of contingent consideration, foreign currency transaction losses, legal acquisition/divestiture and transaction costs, impairment of operating lease right-of-use asset, and gain on sale of business. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EPS (4)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2021	2020	2021	2020
Diluted earnings (loss) per share	$0.14	$(0.04)	$0.23	$(0.11)
Restructuring charges	0.07	0.04	0.10	0.04
Severance expense	0.02	0.10	0.05	0.11
Loss on change in fair value of contingent consideration	—	—	0.01	—
Foreign currency transaction losses	0.02	0.01	0.07	0.03
Legal acquisition/divestiture and transaction costs	0.06	—	0.10	0.04
Impairment of operating lease right-of-use asset	—	—	—	0.01
Settlement of contingent consideration in shares	—	0.01	—	0.01
Loss (gain) on sale of business	0.02	—	0.02	(0.04)
Adjusted EPS	$0.33	$0.12	$0.58	$0.09

(4)Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per diluted share excluding the gain or loss on the change in fair value of acquisition-related contingent consideration and special charges, such as restructuring, and other unusual or infrequently occurring items of income or expense. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the gain on change in fair value of acquisition-related contingent consideration and other special charges, when considered together with our U.S. GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Current assets:
Cash	$15,460	$23,076
Accounts and other receivables	100,494	110,575
Unbilled revenue	38,254	28,100
Prepaid expenses and other current assets	22,537	15,186
Assets held for sale	40,875	42,463
Total current assets	217,620	219,400
Property, plant and equipment, net	3,880	4,650
Operating lease right-of-use assets	17,752	20,862
Goodwill and intangible assets, net	125,124	126,245
Other assets	9,012	10,619
Total assets	$373,388	$381,776

Current liabilities:
Accounts payable and accrued expenses	$83,583	$91,572
Current portion of operating lease liabilities	5,382	5,523
Deferred revenue	16,511	16,509
Liabilities held for sale	4,823	5,868
Total current liabilities	110,299	119,472
Long-term debt	8,995	12,748
Long-term portion of operating lease liabilities	13,878	16,260
Other liabilities	9,386	9,950
Total liabilities	142,558	158,430
Total stockholders’ equity	230,830	223,346
Total liabilities and stockholders’ equity	$373,388	$381,776

© 2020 GP Strategies Corporation. All rights reserved. GP Strategies and GP Strategies with logo design are registered trademarks of GP Strategies Corporation.
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C O N T A C T S:

Adam H. Stedham	Michael R. Dugan	Candice Hester
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-801-9707	410-801-9283	443-274-5893